Exhibit 99.3

October 11, 2022

Board of Directors

The First Bancshares, Inc.

6480 U.S. Highway 98 West, Suite A

Hattiesburg, MS 39402

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of The First Bancshares, Inc. (the "Company") as an Annex to the Joint Proxy Statement/Prospectus relating to the Company’s proposed acquisition of Heritage Southeast Bancorporation, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

D.A. Davidson & Co.

Investment Banking

1230 Peachtree St. NE ● Suite 950 ● Atlanta, GA 30309 ● (470) 645-6385

www.dadavidson.com